CONTRACT

Between

TOMMY HILFIGER 485 FIFTH, INC.

Seller

and

PARK & 5TH PROPERTY LLC

Purchaser

TABLE OF CONTENTS

1.	SUBJECT OF SALE.	1

2.	PURCHASE PRICE.	2

3.	DUE DILIGENCE PERIOD.	2

4.	SPACE LEASES/SERVICE CONTRACTS.	4

5.	ASSIGNMENT OF SPACE LEASES AND SERVICE AND MAINTENANCE CONTRACTS.	5

6.	APPORTIONMENTS.	5

7.	VIOLATIONS.	7

8.	PENDING TAX PROCEEDINGS.	7

9.	“AS-IS”.	7

10.	SECURITY DEPOSITS.	8

11.	BROKER.	8

12.	DESTRUCTION, DAMAGE OR CONDEMNATION.	8

13.	STATUS OF TITLE.	13

14.	CLOSING.	13

15.	ADJOURNMENT PAYMENTS.	13

16.	NOTICES.	14

17.	FRANCHISE TAXES.	15

18.	TITLE REPORT.	15

19.	SELLER’S LIMIT OF LIABILITY.	15

20.	VENDEE’S LIEN.	16

21.	INABILITY TO PERFORM.	16

22.	DISCHARGE OF ENCUMBRANCES.	16

23.	AFFIDAVIT REGARDING JUDGMENTS.	17

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24.	ASSIGNMENT OF CONTRACT.	17

25.	PURCHASER’S REPRESENTATION.	17

26.	SELLER’S RESPONSIBILITIES.	18

27.	COVENANTS BETWEEN CONTRACT AND CLOSING.	21

28.	CONDITIONS TO CLOSING.	22

29.	ESCROW PROVISIONS.	23

30.	TRANSFER OF TITLE.	25

31.	LIQUIDATED DAMAGES AND GUARANTY.	25

32.	SELLERS CLOSING OBLIGATIONS.	26

33.	PURCHASER’S CLOSING OBLIGATIONS.	28

34.	FURTHER ASSURANCES.	28

35.	FIRPTA.	28

36.	CONFIDENTIALITY.	29

37.	UNION AGREEMENTS.	29

38.	CERTIFICATE OF OCCUPANCY	29

39.	MISCELLANEOUS.	29

SCHEDULES

Schedule A	Property Description

Schedule B	Permitted Exceptions

Schedule C	Space Leases, Security Deposits and Rent Roll

Schedule D	List of Service Contracts and Maintenance Contracts

Schedule E	List of Equipment Leases

Schedule F	List of Violations and Notices for Governmental Authorities

EXHIBITS

Exhibit 1	Assignment and Assumption of Space Leases

Exhibit 2	Assignment and Assumption of Service and Maintenance Contracts

Exhibit 3	Form of Guarantee

Exhibit 4	Form of Estoppel Certificate

Exhibit 5	Form of Subordination, Non-Disturbance and Attornment Agreement

Exhibit 6	Form of Certificate of Seller’s Warranties and Representations

Exhibit 7	Assignment of Contract

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AGREEMENT made as of this 14th day of July, 2004, between TOMMY HILFIGER 485 FIFTH, INC., Delaware corporation, having an office at 25 West 39th Street, New York, New York 10018 (hereinafter called “Seller”) and Park & 5th Property LLC, a New York limited liability company, having an office at c/o Tri-Realty Management Corp., 275 Madison Avenue, 30th Floor, New York, New York 10016 (hereinafter called “Purchaser”).

W I T N E S S E T H:

Seller and Purchaser hereby covenant and agree as follows:

1. Subject of Sale.

Seller agrees to sell and Purchaser agrees to purchase, upon the terms and conditions set forth herein:

(a) All that certain plot, piece or parcel of land described on Schedule A annexed hereto and made a part hereof, together with the improvements erected thereon, which plot, piece or parcel of land and the improvements including building and its components erected thereon are herein referred to as the “Premises”;

(b) All right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road or avenue opened or proposed, in front of or adjoining the Premises, to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Premises by reason of a change of grade of any street or highway. Upon the “Closing” (as hereinafter defined), or thereafter on demand, Seller shall execute and deliver to Purchaser all proper instruments for the conveyance of such title and the assignment and collection of any such award;

(c) All right, title and interest of Seller, if any, in and to any fixtures, (excluding trade fixtures) attached to the Premises and owned by Seller, but no part of the “Purchase Price” (as hereinafter defined) shall be deemed to be paid for such fixtures. This sale shall exclude all trade fixtures, equipment and personal property located at the Premises to the extent remaining at the Premises at Closing.

(d) All right, title and interest in the following:

(i)	All easements, rights of way, privileges, appurtenances and other rights pertaining to the Premises;

(ii)	All right, title and interest of Seller if any in and to any strips and gores adjoining or adjacent to the Premises;

(iii)	All plans, drawings, specifications and surveys in Seller’s possession and able to be transferred and delivered to Purchaser; and

(iv)	All transferable guaranties, warranties, licenses, permits and certificates in Seller’s possession or control as to the operation of the Building.

(e) The Premises are sold subject to only the matters referred to in Schedule B attached hereto and made a part hereof (“Permitted Exceptions”).

2. Purchase Price.

(a) The purchase price is Forty-Eight Million Dollars ($48,000,000) (the “Purchase Price”) payable by the Purchaser, as follows:

(i) Two Million Four Hundred Dollars ($2,400,000.00) (the “Initial Deposit”) on the signing of this Contract, by official bank check, payable to Gursky & Partners, LLP (“Escrow Agent”), receipt of which is hereby acknowledged by Escrow Agent, and a further deposit of $1,800,000.00 if the Contract is accepted in accordance with the provisions of Article 3A herein (the “Further Deposit”) and an additional deposit (the “Additional Deposit” or “Guaranteed Sum”) to be guaranteed by the parties referred to in Section 31 hereof pursuant to a Guaranty as hereinafter defined (the “Guaranty”), which Guaranty shall also be held in Escrow by the Escrow Agent, (the Initial Deposit, the Further Deposit and Additional Deposit shall be collectively the “Deposit”);

(ii) At the Closing, the balance of the Purchase Price payable either, at Seller’s option, (i) by good, unendorsed, certified check (or checks) of Purchaser, or (ii) by official bank check (or checks) to the order of Seller, or as Seller may direct.

(b) In the event that any of the checks comprising the Deposit is not paid when the check (or checks) is presented for payment, such non-payment shall constitute a material default of Purchaser hereunder for which Seller shall have the option to terminate this Contract and if Seller shall elect to terminate this Contract, neither party shall have any further rights or obligations under this Contract, except that Seller shall have the right to retain the Deposit and pursue its rights and remedies to collect the proceeds of said check (or checks) and the Deposit.

(c) All checks being given by Purchaser under this Contract shall be drawn on a member bank of the New York Clearing House Association.

(d) At either party’s election, the payment of any of the aforesaid sums shall be made by electronic wire transfer pursuant to wiring instructions to be given to Purchaser or Seller or by federal funds or check allowing immediately available funds.

3. Due Diligence Period.

(a) All inspections remain subject to the confidentiality agreement executed by Purchaser and its employees, contractors and agents, which is ratified herein and incorporated by reference hereto (“Confidentiality Agreement”). The Purchaser shall have the right to cause a physical inspection of the Premises to be made by its agents, employees, engineers and architects, and Seller shall permit and facilitate such inspection; provided, however, that no inspection shall result in the imposition of a lien or other encumbrance on the Premises. The Seller shall make available to the Purchaser all books, records, leases and other information in its possession (solely related to the operation of the Building) as Purchaser may reasonably request so as to enable Purchaser to make a determination in Purchaser’s sole and absolute discretion as to whether

Purchaser is satisfied as to the condition of and prospects for the Premises and other matters relating thereto. If Purchaser is satisfied, in its sole discretion, with the Premises, Purchaser may accept this Contract as provided below, on or before August 9, 2004 (“Due Diligence Period”). To proceed with the transaction, Purchaser must provide written notice, on or before 5:00 p.m. on August 9, 2004 delivered to Escrow Agent’s office which shall state the Purchaser will proceed to Closing (“Acceptance Notice”) and shall include with the Acceptance Notice an official bank check for the amount of the Further Deposit as defined herein. If the Acceptance Notice is not received on or before August 9, 2004, then the Contract shall be deemed null and void and the Initial Deposit will be promptly refunded and the Guaranty returned. TIME SHALL BE OF THE ESSENCE AS TO PURCHASER’S OBLIGATIONS under this Section with respect to the providing of the Acceptance Notice.

(b) Failure by Purchaser to give timely written notice of the Due Diligence Notice as provided above shall be deemed to be a waiver by Purchaser of its right to terminate this Contract.

(c) Prior to entering upon the Premises, Purchaser, at its sole cost, and expense cause its contractors to provide a certificate of insurance indicating a minimum of $1,000,000 in liability insurance for the benefit of Seller and any other person or entity with an interest in the Premises, as Seller may request as it deems reasonably necessary any additional named insured(s).

(d) Seller shall not be liable to Purchaser or any third party for any injury or death to any person or damage to any property caused by, or related to, any act, omission or neglect of Purchaser, its agents or contractors or any third party occurring as a result of such inspections. Purchaser hereby indemnifies and agrees to defend and hold Seller harmless from any claim, damage, liability, judgment, loss, cost, penalty, fine or expense (including, without limitation, reasonable attorneys’ fees and disbursements) relating to any such injury, death, lien, encumbrance or damage arising out of the inspections caused by, or related to, any act, omission, or neglect of Purchaser and not due to any act, omission or neglect of Seller. This indemnity shall survive the Closing or earlier termination of this Agreement.

(e) During the Due Diligence Period, Seller agrees to cooperate in all reasonable respects with Purchaser and agrees to make available to Purchaser and its agents all of the books, files, plans and records and related matters solely relating to the operation of the Premises which are in the possession or under the control of Seller. Purchaser’s investigation and any inspections shall take place after notice to Seller and only in the presence of Seller’s designated representative.

(f) Notwithstanding anything contained to the contrary herein, in the event Seller and/or Seller’s affiliate(s) are unable in good faith but in its sole opinion, to negotiate and execute acceptable leases to relocate the occupants of the Tommy Space, as defined herein, then at any time during the Due Diligence Period, the Seller may terminate this Agreement and immediately return all sums paid to Seller on behalf of Purchaser and the Guaranty (“Seller’s Right to Terminate”). If Seller has exercised Seller’s Right to Terminate, Seller must notify Purchaser if it, within a year of the date of this Contract, intends to enter into a Contract or letter of intent to sell the Premises, and in such event Purchaser shall have a right upon five (5) business days written notice after receipt of the Seller’s Reinstatement Notice (as hereinafter defined) to reinstate this Contract with a waiver of the Due Diligence Period. If Purchaser fails to give such notice, Seller shall be free to sell the Premises to a third party. Seller shall give prompt notice to Purchaser of any event giving rise to a reinstatement of the Contract (“Seller’s Reinstatement Notice”). The sum of $200,000.00 of the Deposit shall remain in escrow with Escrow Agent until the period of time of the foregoing option has elapsed. If the Contract is reinstated, the aforesaid sum of $200,000.00 shall be applied against the required deposits, which deposits shall be promptly delivered to the Escrow Agent. If the Purchaser does not opt to reinstate the Contract or if the applicable period expires, the sum of $200,000.00 shall be promptly returned to Purchaser, and the obligations hereunder shall be deemed terminated.

4. Space Leases/Service Contracts.

(a) Attached hereto as Schedule C is a list of the leases and licenses and any security deposits being held by Seller (the “Space Leases”) with respect to the Premises. Seller has delivered true and complete copies to Purchaser of all leases, subleases, licenses and possession agreements, whereby space is occupied at the Premises to Seller, in Seller’s possession. Purchaser acknowledges that no representation has been made and no responsibility is assumed by Seller with respect to the continued occupancy of the Premises, or the removal of any tenant or licensee (“Space Tenants”) by summary proceedings or in any other manner. Purchaser agrees that, except as provided by Section 9(c) hereof, the removal, prior to the Closing, of any Space Tenant, of their own volition, and without the consent of Seller, or by summary proceedings or otherwise, shall not be the basis for, nor give rise to any claim on the part of Purchaser nor affect the obligations of Purchaser under this Contract in any manner whatsoever and Purchaser shall close title and accept delivery of the Deed (as hereinafter defined) without such Space Tenant(s) in possession and without any allowance or reduction in the Purchase Price.

(b) The portion of the Building not leased to third parties except for common area (the “Tommy Space”) occupied by affiliates or licensees of Seller shall be delivered vacant and free of tenancies.

(c) Seller shall not, after the end of the Due Diligence Period, without the prior written consent of Purchaser not to be unreasonably withheld or delayed: (i) execute any new Leases affecting the Premises, or any part thereof (the “New Leases”); (ii) amend, modify or supplement any existing Lease; (iii) terminate (except upon a default by the tenant thereunder) or accept the surrender of any existing Lease; (iv) accept any prepayment of rent or other consideration, and if prepaid rent is received by Seller for any period beyond the Closing Date, it will be held in trust for Purchaser’s benefit; or (v) approve any sublease; provided however that Seller is authorized without the prior written consent of Purchaser to accept the termination of Leases at the end of their existing terms and, provided same are at current market rent levels, to enter into or renew any Leases or permit a sublease, and to maintain the Property in the normal course of operating the Premises in the manner in which it is currently operated, subject to Purchaser’s prior consent which shall not be unreasonably withheld.

(d) Attached hereto as Schedule D is a list of the service and maintenance contracts (“Service and Maintenance Contracts”) with respect to the Premises.

5. Assignment of Space Leases and Service and Maintenance Contracts.

(a) At the Closing, Seller shall assign to Purchaser all of its right, title, and interest in and to all of the Space Leases in the form of the assignment attached hereto as Exhibit 1.

(b) The Seller agrees to turn over to Purchaser, upon the closing of title, so much of the security deposits received under the Leases (or letters of credit) (or credit against the Purchase Price), as shown on Schedule C (“Security Deposits”) as has been unapplied, in accordance with the terms of said Leases, and simultaneously therewith the Purchaser agrees to execute and deliver to Seller an agreement indemnifying Seller against any claim that may be made by tenants in connection with the Security Deposits so transferred, and Seller shall deliver to Purchaser an indemnity with respect to any security deposit which has been applied by Seller to monies due to it.

(c) At the Closing, Seller shall assign to Purchaser all of its right, title and interest in and to the Service and Maintenance Contracts which Purchaser has agreed to continue pursuant to an Assignment Agreement attached hereto as Exhibit 2. Purchaser must designate within ten (10) days after the date which ends the Due Diligence Period, which service contracts it has not elected to have Seller terminate prior to Closing.

6. Apportionments.

(a) The parties shall endeavor to cause a schedule of apportionments to be agreed upon three days prior to the Closing Date. The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date (or Date of Possession as defined below):

(i) prepaid rents and Additional Rents (including Make-Up Payments, if any, as defined in Section 26(l) below) or other charges with respect to the Space Leases;

(ii) prepaid rents and Additional Rents and revenues, if any, from telephone booths, vending machines and other income-producing agreements;

(iii) real estate taxes, water charges and sewer rents, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available;

(iv) wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Premises, whose employment was not terminated at or prior to the Closing;

(v) value of fuel (if any) stored on the Premises, at the price then charged by Seller’s supplier, including any taxes;

(vi) charges under transferable Service Contracts or permitted renewals or replacements thereof;

(vii) recurring governmental fees for any permits as and when incurred; and

(viii) any other items customarily adjusted between Seller and Purchaser for a first class office building in the Borough of Manhattan.

(b) If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

(c) If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) first to the month preceding the month in which the Closing occurred; (b) then to the month in which the Closing occurred; (c) then to any month or months following the month in which the Closing occurred; and (d) then to the period prior to the month preceding the month in which the Closing occurred. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share any reasonable attorneys’ fees, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing.

(b) If any tenants are required to pay percentage rent, escalation charges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature (“Additional Rents”) and any Additional Rents are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller Seller’s proportionate share thereof, less a proportionate share of any reasonable attorneys’ fees, costs and expenses of collection thereof, if and when the tenant paying the same has made all payments of rent and Additional Rent then due to Purchaser pursuant to the tenant’s Lease, which obligation shall survive the Closing. If any tenant is or becomes entitled to a refund of overpayments of Additional Rent which are attributable in whole or in part to any period prior to the Closing, Seller shall pay to Purchaser an amount equal to the amount of such refund attributable to any such period within ten days after notice from Purchaser, which obligation shall survive the Closing.

(c) Such adjustments, if and to the extent known and agreed upon as of the closing, shall be (i) paid by Purchaser to Seller at the Closing (if the prorations result in a net credit to Seller), or (ii) deducted from the Purchase Price at the Closing (if the prorations result in a net credit to the Purchaser). Any such adjustments not determined or not agreed upon as of the Closing, shall be allocated on a fair and equitable basis as soon as invoices or bills are available, with final adjustments to be made as soon as reasonably possible after the Closing. Seller and Purchaser shall each act promptly and reasonably in connection with determining the prorations under this Section. This Section shall survive the Closing.

(f) Purchaser shall be credited with an amount equal to any unpaid expenses which relate to the period prior to the Proration Date. To aid in such prorations, Seller shall use commercially reasonable efforts to obtain billings and meter readings as of the date that is no earlier than thirty (30) days prior to the Proration Date, and the unfixed meter charge and the unfixed sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading, provided that, if Seller is unable to obtain any such billings or meter readings prior to Closing then such charges and fees shall be prorated at the Closing on the basis of the most recent reading. Periodically recurring governmental fees for Permits, shall be prorated between Purchaser and Seller as of the Proration Date on an accrual basis.

7. Violations.

Seller shall remedy prior to Closing any and all violations of government, local and municipality law, rule, regulation or code relating to all or any part of the Premises, so long as the cost thereof does not exceed $4,200,000.00. If such cost does exceed $4,200,000.00 and Seller does not agree to pay it, Purchaser may (i) either elect to close with a credit of Four Million Two Hundred Thousand ($4,200,000.00) Dollars, or (ii) terminate this Agreement and the Deposit shall be refunded to Purchaser. Notwithstanding the foregoing, Seller shall be responsible for remedying any and all violations (no matter what the amount) which issue or have issued prior to the Closing, in connection with acts or inactions of Seller or the occupants of the Tommy Space.

8. Pending Tax Proceedings.

Seller shall have the right to withdraw, settle or otherwise compromise any proceedings then pending to review the real estate tax assessment of the Premises applicable to the fiscal tax year in which the Closing occurs without the consent of Purchaser. In the event such proceedings undertaken by Seller result in a refund of any real estate taxes paid by the Seller in respect of such fiscal tax year, such refund shall belong entirely to Seller.

9. “As-Is”.

(a) Purchaser represents to Seller that (i) Purchaser will, during the Due Diligence Period, examine, inspect, and investigate to the full satisfaction of Purchaser, the physical nature and condition of the Premises, (ii) neither Seller nor any agent, officer, employee, or representative has made any representations as to the physical nature or condition of the Premises, or the Space Leases, or operating expenses or carrying charges affecting the Premises, and (ii) Purchaser, in executing, delivering and performing this Contract, does not rely upon any statement, information or representation to whomsoever made or given whether to Purchaser or others, and whether directly or indirectly, verbally or in writing, made by any person, firm or corporation except as set forth herein. Without limiting the foregoing, but in addition thereto, if Purchaser shall not have terminated this Contract pursuant to the provisions of Section 2 above, then Purchaser shall take the Premises in its “AS-IS” condition, subject to such reasonable use, wear, tear, natural deterioration and damage and destruction as may occur between the date hereof and the Closing.

(b) Notwithstanding anything herein to the contrary, Seller makes no representation or warranty that any fixtures or articles of personal property used in connection with the Premises are owned by the Seller, it being understood that certain of such fixtures and articles may be owned by the tenants. Further, except as herein specifically provided, Seller makes no representations whatsoever with respect to the Premises except that it is the owner thereof, subject to the other items described in this Contract. Seller has not made and does not make any representations as to the physical condition, income, expense, operation or any other matter or thing affecting or related to the Premises, and Purchaser hereby expressly acknowledges that no such representation has been made, except that Seller does represent that as of the Closing Date all mechanical systems and the cooling tower will be intact and in working order, and the roof will be free of leaks, reasonable wear and tear excepted.

(c) Notwithstanding anything herein to the contrary, in the event that any of the Space Tenants representing annualized rentals in excess of One Hundred Thousand ($100,000.00) per annum are more than three (3) months in arrears in payment of rents (“Defaulted Rentals”), the Purchase Price shall be reduced by an amount equal to Three ($3.00) Dollars for each One ($1.00) Dollar in excess of One Hundred Thousand ($100,000.00) Dollars for Defaulted Rentals (“Rental Adjustments”). Should a Space Tenant be in arrears for more than three (3) months between date of that ends the Due Diligence Period and the Closing Date, Seller shall not take action to terminate its lease without Purchaser consent not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary, contained in Section 6(c) with respect to Apportionments, in the event Purchaser refuses to consent to Seller taking action to terminate a Space Tenant with Defaulted Rentals, Seller shall be entitled to any Defaulted Rentals received after the Closing, and such sums shall be promptly paid to Seller, which obligations shall survive Closing.

10. Security Deposits.

The Security Deposit being held for the benefit of the tenants under the Space Leases are listed on Schedule C (“Security Deposit”). At Closing, all Security Deposits being held in cash will either be delivered to Purchaser by a check or credit given at Closing. All Security Documents in the forms of letter(s) of credit will be assigned to Purchaser by any appropriate instruments of transfer or assignment.

11. Broker.

Purchaser and Seller represent and warrant to each other that it has had no dealings with respect to this transaction with any real estate broker, firm or salesman, or any other person or corporation, except CB Richard Ellis, Inc. (successor in interest to Insignia/ESG, Inc.) (the “Broker”). Seller agrees to pay the brokerage commission due to the Broker. Purchaser agrees to indemnify Seller against, and defend Seller and save Seller harmless from and against any and all claims, and Seller’s reasonable expenses related thereto (including attorney’s fees and expenses) for brokerage commissions, fees or other compensation by any person, firm or corporation (other than the Broker) which arise as a result of a breach of Purchaser’s representation. Seller agrees to indemnify Purchaser against, and defend Purchaser and save Purchaser harmless from any and all claims, and purchaser’s reasonable expenses related thereto (including reasonable attorneys’ fees and expenses), for brokerage commission, fees and other compensation by any person, firm or corporation (including to Broker) which arise as a result of a breach of Seller’s representation. The provisions of this Paragraph shall survive the Closing and any termination of this Agreement.

12. Destruction, Damage or Condemnation.

(a) Notwithstanding anything to the contrary implied or provided by law or in equity, if, prior to the Closing, any material portion of the Premises is damaged by fire, then elements or any other casualty, or if any material portion of the Premises is taken by eminent domain or otherwise, Purchaser shall have the right to terminate this Contract by written notice to the Seller and Escrow Agent, provided that such notice shall have been given within ten (10) days following Purchaser’s receipt of notice of the occurrence of such damage or condemnation, whereupon the Down payment shall be promptly returned to Purchaser and thereupon this Contract and the obligations of the parties hereunder shall terminate and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive a termination of this Contract. If Purchaser does not terminate this Contract then this Contract shall remain in full force and effect and the parties shall nonetheless proceed to the Closing in accordance with this Contract, provided, however, that in such event (i) Purchaser shall receive a credit against the Purchase Price in an amount equal to the Reasonable Cost of Repair (as hereafter defined) resulting from such casualty or the Diminution in Value (as hereafter defined) resulting from such taking, as the case may be, and (ii) Seller shall retain all rights in and to all proceeds or awards received or payable in connection with such casualty or taking, notwithstanding anything in the contrary in this.

(b) Seller shall promptly notify Purchaser of any fire or other casualty and of any proposed taking. Seller shall not enter into any construction or other contract for the repair or the restoration of the Premises (or otherwise cause any such repair or restoration to be performed), without having obtained Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event of a fire or other casualty at the Premises, Purchaser’s prior consent shall not be required for any action which Seller shall elect to take in order to repair or remediate any condition which poses a danger to Seller’s employees or the health and welfare of the general public, provided that nothing in this Contract shall be construed as requiring Seller to undertake any repair or restoration of the Premises following any casualty or taking. Seller shall promptly perform such work as shall be necessary to secure the Premises, and eliminate any condition arising from such casualty that is hazardous to persons or property. Seller shall keep Purchaser fully apprised of all work, if any, to be undertaken as above provided.

(c) In the event there is damage to or destruction of an immaterial part of the Premises by fire or other casualty or an immaterial part of the Premises is affected by such taking, Purchaser shall not have the right to terminate this Contract, but the parties shall proceed to the Closing, provided, however, that in such event (i) Purchaser shall receive a credit against the Purchase Price in an amount equal to the Reasonable Cost of Repair (as hereafter defined) resulting from such casualty or the Diminution in Value (as hereafter defined) resulting from such taking (if any), as the case may be, and (ii) Seller shall retain all rights in and to all proceeds received or payable in connection with such casualty or taking, notwithstanding anything in the contrary in this.

(d) (i) For purposes of this Section, damages from a fire or other casualty shall be deemed material if the resulting Reasonable Cost of Repair (as hereafter defined) exceeds $7,000,000.00. For purposes of this paragraph, the term “Reasonable Cost of Repair” shall mean the reasonable sum of restoring the affected portion of the Premises as nearly as practicable to its condition immediately prior to the fire or other casualty, as reasonably determined in consultation with qualified unaffiliated professionals and determined (i) without reference to the cost of restoring any portion of the Premises the restoration of which is inconsistent with Purchaser’s intended conversion of the Property to residential use, and (ii) taking into account any repairs or restoration carried out by Seller.

(ii) In the event that Seller and Purchaser shall not have agreed upon the Reasonable Cost of Repair caused by any fire or other casualty within forty-five (45) days following the occurrence of such fire or other casualty, then either party may, by written notice to the other party, require that such amount be determined by a “baseball arbitration” conducted in accordance with subsection (iii) of this Section. Any such notice shall contain the following statement, in all capital letters on the first page thereof “THIS NOTICE IS BEING GIVEN UNDER SECTION 12 OF THE CONTRACT OF SALE OF 485 FIFTH AVENUE, NEW YORK, NEW YORK YOUR FAILURE TO COMPLY WITH THE REQUIREMENTS OF THAT SECTION WITHIN TWENTY (20) BUSINESS DAYS MAY PREJUDICE YOUR INTEREST.” The result of any such arbitration shall be binding and unappealable and judgment thereon may be entered by any court of competent jurisdiction.

(iii) In the event any Reasonable Cost of Repair is to be determined pursuant to this Section then Seller and Purchaser shall each submit to each other in writing the name of an Independent Consultant (as hereafter defined) not later than ten (10) business days after the notice requiring an arbitrator to determine the Reasonable Cost of Repair. If either party shall fail to timely designate an Independent Consultant then the Independent Consultant designated by the other party shall make the determination required under this Section. If both parties shall have timely designated an Independent Consultant then the two Independent Consultants shall thereafter endeavor to establish by mutual agreement the Reasonable Cost of Repair. In the event that such Independent Consultants agree upon the Reasonable Cost of Repair within thirty (30) days after their designation then such determination shall be promptly issued in writing to, and shall be conclusive and binding upon, Seller and Purchaser, and the Closing shall take place as provided for in Section 14 unless the date provided for therein shall have passed, in which case the Closing shall occur on the date that is five (5) business days after the date on which the Independent Consultants shall have given notice of their determination, in which event such date shall be deemed to be the “Closing Date” provided for in Section 14. In the event the Independent Consultants designated by the Seller and Purchaser are unable to agree on the Reasonable Cost of Repair within such thirty (30) day period they shall jointly designate another Independent Consultant (the “Third Consultant”) to make such determination. In the event the Independent Consultants appointed by Seller and Purchaser are unable to agree on the designation of a Third Consultant within ten (10) business days after the need for such joint designation shall have arisen then either party may apply to a court of competent jurisdiction or the American Arbitration Association to make such designation. If both parties shall have made such applications then the application of the party that shall have first given notice thereof to the other party shall be the one utilized and the other party shall promptly withdraw its application. Seller and Purchaser shall each submit a proposed Reasonable Cost of Repair to the Third Consultant within ten (10) business days after his or her appointment. The Third Consultant shall make the determination by selecting in its entirety the proposal that best represents the Reasonable Cost of Repair as determined in accordance with this Section and shall promptly communicate its determination to Purchaser and Seller in writing. The Third Consultant shall have no authority to modify either proposal or independently determine a different Reasonable Cost of Repair. The Reasonable Cost of Repair selected by the Third Consultant shall be conclusive and binding upon Seller and Purchaser, and the

Closing shall take place as provided for in Section 14 herein, unless the date provided for therein shall have passed, in which case the Closing shall occur on the date that is five (5) Business days after the date on which the Third Consultant shall have given notice of its determination, in which event such date shall be deemed to be the “Closing Date” provided for in this Section 14 herein. Each party shall bear the costs of the Independent Consultant it designates. The cost of the Third Consultant shall be borne by the parties equally.

(iv) For purposes of this Contract the term “Independent Consultant” shall mean an architect, engineer, professional contractor, construction manager or construction consultant (a “Construction Professional”) that (i) holds such licenses or permits as may be required of that type of Construction Professional practicing in the City of New York, (ii) has been actively and continuously engaged in the design, construction, repair, renovation or alteration of commercial real estate in the City of New York for the ten (10) year period immediately preceding his or her designation under this Contract, and (iii) is not an Affiliate of or related to the party that has designated him or her as an Independent Consultant.

(v) For purposes of this Section, a taking shall be deemed material if the resulting Diminution in Value (as hereafter defined) exceeds $7,000,000.00. For purposes of this (v) the “Diminution in Value” shall mean the diminution in the value of the Premises resulting from the referenced taking and shall be determined (i) without reference to the value of any portions of the Premises the restoration of which is inconsistent with Purchaser’s intended conversion of the Property to residential use, and (ii) taking into account any repairs or restoration carried out by Seller.

(vi) In the event that Seller and Purchaser shall not have agreed upon the Diminution in Value caused by any taking within thirty (30) days following the occurrence of such taking, then either party may, by written notice to the other party, require that such amount be determined by a “baseball arbitration” conducted in accordance with subsection (iii) of this Section 12. Any such notice shall contain the following statement, in all capital letters on the first page thereof: “THIS NOTICE IS BEING GIVEN UNDER SECTION 12 OF THE CONTRACT OF SALE FOR 485 FIFTH AVENUE, NEW YORK, NEW YORK, FAILURE TO COMPLY WITH THE REQUIREMENTS OF THAT SECTION WITHIN TEN (10) BUSINESS DAYS MAY PREJUDICE YOUR INTEREST.” The result of any such arbitration shall be binding and unappealable and judgment thereon may be entered by any court of competent jurisdiction.

(vii) In the event any Diminution in Value is to be determined pursuant to this subsection then Seller and Purchaser shall each submit to each other in writing the name of an Independent Appraiser (as hereafter defined) not later than ten (10) Business days after the notice requiring an arbitration to determine the Diminution in Value. If either party shall fail to timely designate an Independent Appraiser then the Independent Appraiser designated by the other party shall make the determination required under this Section 12. If both parties shall have timely designated an Independent Appraiser then the two Independent Appraisers shall thereafter endeavor to establish by mutual agreement the Diminution in Value. In the event that such Independent Appraisers agree upon the Diminution in Value within thirty (30) days after their designation then such determination shall be promptly issued in writing to, and shall be conclusive and binding upon, Seller and Purchaser, and the Closing shall take place as provided for in Section 14, unless the date provided for therein shall have passed, in which case the Closing shall occur on the date that is five (5) business days after the date on which the Independent Appraisers shall have given notice of their determination, in which event such date shall be deemed to be the “Closing Date” provided for in Section 14. In the event the Independent Appraisers designated by Seller and Purchaser are unable to agree on the Diminution in Value within such thirty (30) day period they shall jointly designate another Independent Appraiser (the “Third Appraiser”) to make such determination. In the event the Independent Appraisers appointed by Seller and Purchaser are unable to agree on the designation of a Third Appraiser within ten (10) Business days after the need for such joint designation shall have arisen then either party may apply to a court of competent jurisdiction or the American Arbitration Association to make such designation. If both parties shall have made such applications then the application of the party that shall have first given notice thereof to the other party shall be the one utilized and the other party shall promptly withdraw its application. Seller and Purchaser shall each submit a proposed Diminution in Value to the Third Appraiser within ten (10) Business days after his or her appointment. The Third Appraiser shall make its determination by selecting in its entirety the proposal that best represents the Diminution in Value as determined in accordance with this Section 12 and shall promptly communicate its determination to Purchaser and Seller in writing. The Third Appraiser shall have no authority to modify either proposal or independently determine a different Diminution in Value. The Diminution in Value selected by the Third Appraiser shall be conclusive and binding upon Seller and Purchaser, and the Closing shall take place as provided for in Section 14 hereof, unless the date provided for therein shall have passed, in which case the Closing shall occur on the date that is five (5) Business days after the date on which the Third Appraiser shall have given notice of its determination, in which event such date shall be deemed to be the “Closing Date” provided for in Section 12. Each party shall bear the costs of the Independent Appraiser it designates. The cost of the Third Appraiser shall be borne by the parties equally.

(viii) For purposes of this Contract the term “Independent Appraiser” shall mean an appraiser that (i) is a member of the American Institute of Real Estate Appraisers, (ii) has earned the “MAI” designation, (iii) has been actively and continuously engaged in the appraisal of commercial real estate in New York City for the ten (10) year period immediately preceding his or her designation under this Contract, and (iv) is not an Affiliate of or related to the party that has designated him or her as an Independent Appraiser.

(e) The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a taking.

(f) The provisions of this Section supersede the provisions of Section 5-1311 of the General Obligations Law of the State of New York.

13. Status of Title.

Seller shall give, and Purchaser shall accept title to the Premises subject only to (a) the exceptions set forth in this Contract on Schedule B, and (b) such other monetary exceptions as the Title Company defined to be Commonwealth Title Insurance and Fidelity Title Insurance Company shall be willing to omit as exceptions to coverage and insure against collection and enforcement out of, or against, the Premises, and provided that such shall be omitted from any mortgage policy and be reasonably acceptable to Purchaser’s lender.

14. Closing.

The Closing of title (the “Closing”) shall take place on or about March 30, 2005 (the “Closing Date”) at the offices of Gursky & Partners, LLP, 1350 Broadway, New York, New York 10018 at 10:00 o‘clock in the forenoon on that day at which time the Deed shall be delivered upon payment to Seller of the balance of the Purchase Price.

15. Adjournment Payments.

Seller shall have the right to adjourn the Closing to a date selected by Seller at no cost and expense through and including June 30, 2005. Seller must give sixty (60) day prior written notice to Purchaser of the intended Closing Date (“Seller’s Notice”). If the Purchaser is unwilling, except for Purchaser’s refusal based upon Seller’s failure to comply with its obligations under this Contract, or unable to close on the Closing Date selected by Seller in Seller’s Notice, then for the purposes of the calculation of the Adjournment Payments, as described below, the “Adjournment Date” shall be the closing date established in the Seller’s Notice. In no event will Seller be responsible for any Adjournment Payments after the Adjournment Date established in the Notice, if Seller is able to deliver the Tommy Space in accordance with this Contract.

If Seller is unable or unwilling to close on or before June 30, 2005, then the parties have agreed that the Seller shall make an adjustment to the Purchase Price by reducing the same in consideration of the right to adjourn the Closing (“Adjournment Payments”) as follows:

(a)	If the Adjournment Date occurs during the period, July 1, 2005 – August 31, 2005 (“Period 1”), the Seller at Closing will give the Purchaser a purchase price adjustment equal to the sum of $27.50 per square foot per annum, multiplied by 192,000 rentable square feet (“Building Square Feet”) less the Seller’s Costs to Operate the Building , as defined below (“Adjournment Rent”). The credit shall be, on a per diem basis, for the number of days of Period 1 from July 1, 2005 to August 31, 2005.

(b)	If the Adjournment Date occurs during the period, September 1, 2005 – October 31, 2005 (“Period 2”), Seller at Closing will give a purchase price adjustment equal to (i) Adjournment Rent for all of Period 1, and (ii) one and one half times the Adjournment Rent for the number of days of Period 2 prior to October 31, 2005 (“Adjournment Rent for Period 2”).

(c)	If the Closing occurs any time after October 31, 2005 (“Period 3”), the Seller at Closing will give a purchase price adjustment equal to (i) Adjournment Rent for all of Period 1; (ii) Adjournment Rent for all of Period 2 and (iii) four times the Adjournment Rent for the number of days from November 1, 2005 through the Closing. In no event may the Adjournment Date go beyond

December 15, 2005 (the “Outside Date”), and time shall be deemed to be of the essence with respect to such date.

“Seller’s Costs to Operate the Building” shall be defined as all costs and expenses for the maintenance, policing, securing, repair, replacement, administration, insurance, environmental monitoring, operation and management of the Building including without limitation the real estate taxes assessed against the Building. Seller’s Costs to Operate the Building are estimated to be for the calendar year 2004, the sum of $13.25 per square foot (inclusive of real estate taxes).

Any credit as provided for herein to be made by Seller to Purchaser shall be made by way of an adjustment to the Purchase Price. The parties hereto agree that the adjustment to the Purchase Price based upon failure of Seller to close as anticipated by the Purchaser, is a fair and reasonable basis of measuring the potential loss, cost and expense to Purchaser, and not having the premises available to it at an earlier date in order to obtain financing, install new tenants and take action with respect to other of its prerogatives with respect to the premises. Seller agrees that it will take all appropriate action to cause Seller’s affiliates who occupy the Tommy Space to vacate the premises on or before the Outside Date.

16. Notices.

All notices hereunder by either party to the other shall be sent by registered or certified mail, return receipt requested or by overnight courier, providing receipt of delivery, addressed to Seller at the address given for Seller at the beginning of this Contract, with copies of such notices to Seller to be likewise sent to:

Gursky & Partners, LLP

1350 Broadway

New York, New York 10018

Attn.: Steven R. Gursky, Esq.

and to Purchaser at the address given for Purchaser at the beginning of this Contract with copies of such notices to Purchaser to be likewise sent to:

Fishbach Hertan

767 Third Avenue – 20th Floor

New York, New York 10017

Attention: Myron Fishbach, Esq.

Notices shall be deemed served three (3) days after the date of registration with the postal authorities if sent by registered mail, three (3) days after the date of mailing if sent by certified mail, or one (1) day after sending by overnight courier. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given. Notwithstanding the foregoing provisions of this Section, notices given by the attorneys may be served by personal delivery and shall be deemed served on the date of delivery if delivered prior to 6:00 p.m., and on the next business day if delivered after 6:00 p.m.

17. Franchise Taxes.

Unpaid franchise taxes, dissolution taxes or any other similar taxes so levied, of any corporation in the chain of title shall not be an objection to title so long as the Title Company insures against collection of any such taxes out of or enforcement against the Premises.

18. Title Report.

During the Due Diligence Period, Seller shall provide to Purchaser (at Purchaser’s expense) an owner’s and mortgagee’s title insurance commitment from the Title Company, (at Purchaser’s expense) committing to insure the Premises, subject only to the matters referred to in Schedule B, provided Seller delivers the same in accordance therewith. Purchaser shall pay to the Title Company, at the Closing, all title charges, recording and survey costs. Purchaser shall from time to time promptly, after obtaining knowledge thereof, notify Seller of any defects, encumbrances, encroachments or other objections to title not herein expressly consented to by Purchaser and which, in the opinion of Purchaser’s attorney, title is not in conformance with Schedule B.

19. Seller’s Limit of Liability.

(a) If on the Closing Date it should appear that the Premises are affected by any lien or encumbrance, outstanding interest or question of title not expressly consented to herein by Purchaser, which renders or may render Seller’s title uninsurable, Seller, at Seller’s election, shall have the privilege to remove or satisfy the same, and shall, for that purpose, be entitled to one or more adjournments of the Closing for a period not exceeding in the aggregate one hundred eighty (180) days, but such extension shall not in any way be deemed to abate the Purchaser’s right to receive the Purchase Price adjustments as provided in Section 15 based upon an adjournment of the Closing Date, provided however, that except as provided in Section 7, Seller shall not be obligated to remove any violations, unless they have been knowingly incurred by Seller or its affiliates and could have been prevented by reasonable action by Seller.

(b) Seller will discharge all defects or encumbrances (“Title Defects”) created by Seller or its affiliates or which were knowingly created by Seller or its affiliates and could have been prevented by reasonable action by Seller or its affiliates. If the Title Defects were caused by a third party, then Seller shall be required to expend, remove or discharge such Title Defects for an amount not to exceed $4,200,000.00 (“Maximum Credit”) and Seller shall have a right to a reasonable adjournment to cause said removal or discharge. Purchaser, shall provide at Closing separate certified checks or official bank checks as requested, aggregating the amount of the balance of the Purchase Price, to facilitate the payment of such sums by Seller.

(c) If Seller elects to adjourn the Closing as provided in this Section, this Contract shall remain in effect for the period or periods of adjournment, in accordance with its terms.

(d) Notwithstanding the foregoing provisions of this Section, Purchaser may at any time accept such title as Seller can convey, notwithstanding the existence of any title defect not provided for in this Contract, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller, except Purchaser will be entitled to the Maximum

Credit. The acceptance of the Deed shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Contract, except for those which this Contract specifically provides shall survive the Closing.

20. Vendee’s Lien.

In case of material default by Seller and failure to close title, the Deposit then being held by Escrow Agent and the “net cost of title examination” are hereby made liens upon the Premises but such liens shall not continue after default by Purchaser hereunder. The term “net cost of title examination” is defined for purposes of this Contract as the out-of-pocket expense actually incurred by Purchaser for title examination, without issuance of policy.

21. Inability to Perform.

If for any reason whatsoever Seller shall be unable or fails to convey title subject to and in accordance with the terms of this Contract, the sole obligation of Seller shall be to refund the Deposit then being held by Escrow Agent and to reimburse Purchaser for the Purchaser’s cost, and upon the making of such refund and reimbursement, this Contract shall become void and of no further force or effect, and neither party hereto shall have any further claim against the other by reason of this Contract and the liens, if any, of Purchaser against the Premises shall wholly cease. If Seller defaults, then Purchaser shall be entitled to in addition to any and all remedies provided for by law, maintain an action for specific performance against the Seller.

22. Discharge of Encumbrances.

If on the date of Closing there may be any taxes, assessments, water charges, sewer rents, Seller may use any portion of the balance of the Purchase Price to satisfy the same, provided Seller shall deliver to Purchaser at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record, together with the cost of recording or filing said instruments. Purchaser, if request is made within a reasonable time prior to the Closing, agrees to provide at the Closing separate certified or official bank checks as requested, aggregating the amount of the cash balance of the Purchase Price, to facilitate the satisfaction of any such liens or encumbrances. The existence of any such taxes, assessments, water charges or sewer rents or other liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements. If the Title Company is willing to insure Purchaser that such taxes, assessments, water charges, sewer rents, liens and encumbrances are insured against collection and are “omitted” from its title policy, and will not be collected out of and enforced against the Premises, then Seller and shall have the right, in lieu of payment and discharge, to deposit with the Title Company such funds or assurances or to pay such special or additional premiums as the Title Company may require in order so to insure. In such case the taxes, assessments, water charges, sewer rents, liens and encumbrances with respect to which the Title Company has agreed so to insure shall not be considered objections to title.

23. Affidavit Regarding Judgments.

If a search of the title discloses judgments, bankruptcies or other returns against other entities having names the same as or similar to that of Seller, Seller will on request deliver to Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against Seller or any member and otherwise in such form and content that the Title Company will remove such judgments, bankruptcies or other returns as exceptions to title and will insure against collection of such judgments out of the Premises.

24. Assignment of Contract.

This Contract may be assigned by Purchaser provided Purchaser delivers written notice and a form of assignment of this Contract as set forth in Exhibit 7 or such other form as shall be reasonably satisfactory to all parties.

25. Purchaser’s Representation.

The Purchaser represents and warrants to the Seller, which representations and warranties shall survive the delivery of the Deed, as follows:

(a) That this Contract has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser.

(b) The Purchaser is a limited liability company duly organized and validly existing in good standing under the laws of the State of New York, and it is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities (and has all the customary, usual, necessary and requisite licenses) to own its properties and to carry on its business in the places and in the manner as now being conducted; and there is no action or proceeding now pending to dissolve the corporation, or to declare its rights, powers, licenses, franchises or privileges, or any of them, to be null and void or to suspend or revoke any of them.

(c) There are no claims, actions, suits or proceedings pending or threatened against or affecting the Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind wherever located, which would inhibit Purchaser or prevent Purchaser from fulfilling its obligations hereunder; and the Purchaser is not in default under any law or regulation or with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental agency or any instrumentality which would inhibit Purchaser or prevent Purchaser from fulfilling its obligations hereunder.

26. Seller’s Responsibilities.

Seller represents and warrants to Purchaser as follows, as of the date hereof:

(a) Seller is a corporation duly organized and validly existing under and by virtue of the laws of the State of Delaware and is in good standing in the State of Delaware. Seller has all requisite power and authority to execute, deliver and perform the transactions contemplated by this Contract, and prior to Closing, will have taken all corporate actions necessary to consummate the transaction contemplated by this Contract. No approvals or consents by third parties or governmental authorities are required in order for Seller to consummate the transactions contemplated hereby. The execution and delivery of this Contract and the performance by Seller of its obligations hereunder will not conflict with, or result in breach of, any of the terms, conditions and provisions of any charter, articles or incorporation, bylaws or operating agreement binding upon Seller or any of its constituent entities.

(b) Seller has not (i) made a general assignment for the benefit of the creditors, (ii) admitted in writing its inability to pay its debts as they mature, (iii) had an attachment, execution\ or other judicial seizure of any property interest which remains in effect, or (iv) become generally unable to meet its financial obligations as they accrue. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller or the debts of such parties under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it.

(c) No person or entity, other than Purchaser pursuant to this Contract, has any conditional or unconditional right or option to purchase all or any portion of the Premises.

(d) To Seller’s knowledge, there is no action or proceeding (zoning, environmental or otherwise) or governmental investigation pending, or, to the knowledge of Seller, threatened against, or relating to Seller or the Premises, or the transactions contemplated by this Contract, that is material to the condemnation of such transactions or that will result in cost or liability to Purchaser by virtue of its ownership of the Premises.

(e) To Sellers’ knowledge, there are no pending, threatened, condemnation or eminent domain proceedings relating to or affecting the Premises.

(f) Schedule D attached hereto lists all service, maintenance, supply and maintenance contracts affecting the Premises (collectively “Service Contracts”), and the information set forth therein is accurate as of the date hereof.

(g) Schedule E sets forth all of the equipment leases relating to equipment and machinery presently located in and/or servicing the Premises to the extent such equipment leases will remain in effect after the Closing Date or delivery of possession, whichever is later (the “Equipment Leases”).

(h) To Seller’s knowledge (i) no Hazardous Materials (as hereafter defined) have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred, or disposed of in, at or on the Premises during the period of Seller’s ownership of the Premises, except in substantial compliance with all applicable laws, and (ii) Seller has not received written notice from any person or entity of any violation of any Environmental Laws of the presence of Hazardous Materials at the Premises. For purposes of this Contract (y) the term “Hazardous Materials” shall mean (a) any toxic substance or hazardous waste, hazardous substance or related hazardous material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of presenting existing federal, state or local safety guidelines, whichever are more stringent; (c) any substance, gas material or chemical which is defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, “hazardous wastes” or words of similar import under any federal, state or local statute, law, code, or ordinance or under the regulations adopted or guidelines promulgated pursuant to thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1261, et seq.; and (d) any other chemical, material, gas or substance, the exposure to or release of which is prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that has jurisdiction over the Premises or the operations or activity as Premises, and (z) the term “Environmental Laws” means all presently existing applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, agreements and similar items, of or which any and all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment.

(i) Except as provided in Schedule F, Seller has not received notice from any governmental authority, mortgage, tenant, insurer or other party (i) that either the Premises or the use or operation of the Premises as currently in violation of any zoning or other land use regulations or environmental laws of regulations, and to Seller’s knowledge no such notice has been issued; (ii) that Seller is currently in violation of any ordinance, law or regulation or order of any governmental or any agency, body or subdivision thereof (including, without limitation, the local building department) or the recommendation of any insurance carrier or Board of Fire Underwriters affecting the Premises, or that any investigation has been commenced, or is contemplated, regarding any such possible violation; or (iii) asserting that Seller is legally required to perform work at the Premises and to Seller’s knowledge no such notice has been issued.

(j) Except as set forth in Schedule D attached hereto, there are no union or employment contracts or agreement (written or oral) affecting the Premises and there are no employees of Seller at the Premises, and Seller shall indemnify Purchaser against any loss, cost or expense resulting from any matter relating to employees retained by Seller or on Seller’s behalf (including any management or services agreement) which arise from acts or actions on or before the Closing Date or thereafter to the extent that Seller or its affiliates continue to retain any such employees after the Closing Date.

(k)	Seller is the sole owner of the Premises.

(l) The Leases listed on Schedule C are the only leases, licenses, tenancies, possession agreements and occupancy agreements affecting the Premises on the date of this Agreement in which Seller holds the lessor’s, licensor’s or grantor’s interest and there are no other leases, licenses, tenancies, possession agreements, occupancy agreements or other written agreements affecting the Premises (other than subleases, licenses, tenancies or other possession or occupancy agreements which may have been entered into by the Tenants, or their predecessors in interest, under such Leases); true and complete copies of the Leases listed on Schedule C (including any guaranties of the Leases) in the possession or under the control of Seller have been delivered to Purchaser; such Leases are in full force and effect and none of them has been modified, amended or extended, except as set forth on Schedule C; and, except as set forth on Schedule C, Seller as lessor under such Leases, has (a) not received any notice that asserts that Seller is in default of any of its obligations under such Leases which has not been cured or (b) neither sent a notice of default to any Tenant under a Lease which has not been cured nor has knowledge of a default by a Tenant of any material obligation under a Lease except for the rent arrearages set forth on Schedule C; Base Rent and Additional Rent were billed to the Tenants for the month of July, 2004, in accordance with the schedule set forth on Schedule C; no Tenant is in arrears in the payment of the rent for more than the current calendar month, except as set forth on Schedule C; no Tenant is entitled to, and no claim in writing has been made for “free” rent, rent concessions, rebates, rent abatements, set-offs, or offsets against rent or tenant improvement allowances other than in accordance with the Lease with such Tenant; all work required to be performed by the lessor under each of the Leases has been completed and fully paid for in accordance with provisions of the Leases, except as set forth on Schedule C; Seller has not consented in writing to any subleases, except as set forth on Schedule C, Schedule C lists all written sublease agreements in Seller’s possession; and Schedule C lists all Tenants, the date of each Lease and any amendments thereto, any guaranties of the Leases, and to the extent any such Leases was entered into during Seller’s period of ownership of the Premises; the commencement dates and the rent commencement dates. Except as set forth in the Leases, no renewals, extension or expansion options or cancellation rights have been granted to any Tenant. Except with respect to the lease for 485 Cameras & Electronics, Inc. (“C&E”), no brokerage commissions are due with respect to leasing of the Space Leases. The Purchaser acknowledges that there may be a commission owed to CB Richard Ellis (successor in interest to Insignia/ESG) if C&E elects to extend its Lease and exercise its renewal option in accordance with its Lease.

Notwithstanding anything to the contrary herein, Purchaser acknowledges that Café Metro has been given the right to defer part of its rent payment ($10,000.00 per month from April 1, 2004 – December 31, 2004). The amount of the deferral is to be made up by paying $5,000.00 per month (the “Make Up Payment”). In addition to the rent due under Café Metro’s Lease with Seller, effective as of January 1, 2005, the Purchaser agrees that to the extent it receives any Make Up Payment it shall immediately pay the same to Seller.

(m) The Zoning Lot Development Agreement has not been modified by any instrument not of record; neither to our knowledge, the developer under the zoning declaration nor the Seller are in default under the ZELDA, which default remains uncured nor, to the best of its knowledge, does there exist any state of facts which, with the giving of notice, the passage of time, or both, would constitute a default by Seller or the Developer under the ZELDA under the ZELDA.

All of the representations and warranties of each party set forth in this Contract and any Schedule annexed hereto shall be true and correct in all material respects upon the execution of this Contract and shall be deemed to be repeated at and as of the Closing Date, and shall be true and correct in all material respects as of the Closing Date. The representations and warranties of Seller set forth in this Section shall survive the Closing for a period of twenty-four (24) months within thirty (30) days of the end of the Due Diligence Period (except with respect to Section 26(h) and (l) which shall survive indefinitely) and no claim thereon shall be brought after the expiration of such time period, provided that any claim based on any such representation or warranty that has been timely asserted shall not be impaired in the event that it has not been resolved prior to the expiration of such twenty-four (24) month period.

27. Covenants Between Contract and Closing.

(a) Seller shall, to the extent able, and to the extent requested by Purchaser, at its sole cost and expense, terminate, effective at or prior to the Closing, all of the existing Service Contracts or indemnify Purchaser against any cost or expense arising in connection with any Service

Contract that shall not have been terminated as of the Closing

(b) Seller shall not enter into any new Service Contract without the prior written consent of Purchaser unless such contract is terminable without penalty at or prior to the Closing.

(c) After the end of the Due Diligence Period, Seller shall not undertake or commence any capital renovations or alterations at the Premises in excess of $5,000,000.00, except those necessary to comply with any of the provisions of this Contract, any applicable law or to operate the Building, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur and the Due Diligence Period has ended or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Real estate tax refunds and credits received after the Closing Date which are attributable to fiscal tax years prior to the fiscal tax year in which the Closing occurs shall be paid to Seller, after deducting the expenses of collection thereof; real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, and real estate tax refunds and credits which are attributable to any fiscal tax year following the fiscal tax year in which the Closing occurs shall remain the sole property of Purchaser. In the event any amounts or credits that, under this Section are payable to Seller shall have been received by Purchaser, then such amounts or credits shall be received by Purchaser in trust for Seller and shall be promptly forwarded to Seller at the address set forth herein. The obligations set forth in the preceding sentence shall survive the Closing.

(e) Subject to the Confidentiality Agreement(s) and specifically the provisions concerning Trade Secrets, Seller shall allow Purchaser and/or its representatives (provided Sellers representative accompanies the Seller and/or its representatives) reasonable access to the Premises upon reasonable prior notice and at reasonable times. Seller shall make available to Purchaser or its representatives upon reasonable prior notice and at reasonable times such maintenance and other records concerning the operation of the Premises as may be reasonably requested by Purchaser (except for records that Seller reasonably determines to be proprietary or confidential, and which relate to its affiliates Trade Secrets), and Purchaser shall have the right, at Purchaser’s sole cost and expense, to copy such maintenance records, operating manuals, plans and specifications, and other records relating to the Premises and in Seller’s possession or control as Purchaser may reasonably request, which right shall survive the Closing for ninety (90) days.

(f) Seller shall promptly deliver to Purchaser notice of all actions, suits, claims and other proceedings to which Seller is made a party and which affect the Premises, or the use, possession or occupancy thereof, and shall (i) not default, settle or compromise any such action, suit, claim or other proceeding if such default, settlement or compromise would materially adversely affect Purchaser or the Premises, and (ii) give Purchaser reasonable prior notice of its intent to settle or compromise any such action, suit, claim or other proceeding.

(g) Seller shall maintain to the extent reasonably necessary, all Permits in full force and effect.

(h) Seller shall promptly deliver to the Purchaser copies of any notes or notices of any Violation applicable to the Premises to the extent received.

(i) Seller shall promptly deliver to Purchaser notice of any actual or threatened condemnation of the Premises or any portion thereof.

(j). Seller shall pay the aggregate amount of any New York State and City real property transfer taxes payable in connection with this transaction including, without limitation, the Real Property Transfer Tax imposed upon Seller by Title II of Chapter 46 of the Administrative Code of the City of New York and the amount of the documentary stamps to be affixed to the Deed in accordance with Article 31 of the Tax Law of the State of New York (“Conveyance Taxes”). Seller will also deliver to Purchaser the return(s) required by said statutes and the regulations issued pursuant to the authority thereof, duly signed and sworn to by Seller; Purchaser agrees to sign and swear to the return(s) and to cause the check and return(s) to be delivered to the appropriate officer immediately after the Closing. Purchaser shall pay all other recording fees on the Deed. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all liability, loss, cost, judgment, claim, counterclaim, damage or expense (including, without limitation, attorneys’ fees and expenses), in connection with the payment of Conveyance Taxes as required hereunder. The provisions of this Section shall survive the Closing.

(k) Seller agrees that it shall not knowingly create or incur any violation, mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Premises other than the Permitted Exceptions.

(l) Seller agrees that it shall not sell, lease, transfer, release, modify, waive or encumber any development rights or similar rights appurtenant to the Premises, if any, to the extent they may exist.

(m) Seller shall maintain the Premises in its current condition, subject to reasonable wear and tear and Seller will deliver all mechanical systems, cooling tower and roof intact, reasonable wear and tear excepted.

28. Conditions to Closing.

The obligations of Purchaser to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one ore more of which may be waived in whole or in part by Purchaser at its discretion):

(i) The representations and warranties made by Seller in this Agreement being true and correct in all material respects when made and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Seller shall deliver a certificate to such effect at Closing;

(ii) Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date;

(iii) All Maintenance and Service Contracts that may be terminated are terminated in accordance with this Contract;

(iv) Purchaser receiving, at Closing, an ALTA Owner’s Extended Coverage Policy of Title Insurance insuring good, clear record, marketable, insurable fee simple title to the Premises subject only to the Permitted Exceptions, with commercially standard endorsements or similar type of property;

(v) Seller shall request from each of the Space Tenants of the Premises, (A) an estoppel certificate in the form attached as Exhibit 4 (“Estoppels”) and (B) to extent requested by Purchaser, a subordination, non-disturbance and attornment agreement substantially in the form attached as Exhibit 5 (“SNDA”) for the benefit of Purchaser’s lender. Purchaser acknowledges that one tenant, Fifth Avenue Generation, Inc. (“Generation”) has made certain claims against the Seller which have been denied by Seller concerning among other things, damage to the air conditioning unit and pipes in the space. Purchaser acknowledges it has been made aware of the claims and if Generation delivers an estoppel certificate with certain objections, Purchaser remains obligated to accept the estoppel certificate and it shall not be a default under the terms of this Agreement. If Seller is unable to obtain and deliver Estoppels for seventy percent (70%) of the space occupied by Space Tenants (the “70%”) prior to the Closing Date, then the Seller will provide an estoppel certificate to ensure the Purchaser does obtain the 70% and Purchaser will waive the foregoing requirement (“Landlord’s Estoppels”). In the event the Landlord’s Estoppels are materially false and the Purchaser is actually damaged by the information provided in the Landlord’s Estoppel then Seller shall be responsible for any claims, damages and/or expenses arising from the material misrepresentation in the Landlord’s Estoppels.

29. Escrow Provisions.

With respect to the Deposit and the Guaranty, Escrow Agent is instructed as follows:

(a) Five business days after the end of the Due Diligence Period, if no Acceptance Notice has been received, the Escrow Agent will promptly return the Downpayment and the Guaranty.

(b)	the Closing, the Deposit then being held shall be paid over to Seller.

(c) In the event Purchaser shall fail to close title by reason of Purchaser’s default, the parties agree that the damages that Seller will sustain as a result thereof will be difficult, if not impossible, to ascertain and therefore, the parties hereby authorize and direct Escrow Agent to pay the Deposit then being held to Seller who may retain it as part of its liquidated damages and deliver the Guaranty to the Seller.

(d) In the event of Seller’s willful default and failure to convey title, the Deposit then being held shall be paid over to Purchaser.

(e) The Deposit will be maintained in an interest bearing account at HSBC Bank located at 415 Madison Avenue, New York, New York. Any interest earned on the Deposit when received shall similarly be held in escrow by Escrow Agent and (i) if the Deposit under the terms of this Contract is to be paid over to Purchaser, then such interest shall similarly be paid over to Purchaser or (ii) if the Deposit is to be paid over to Seller, then such interest shall similarly be paid over to Seller.

(f) Escrow Agent, by signing this Contract at the end hereof where indicated, signifies its agreement to hold the Deposit and Guaranty for the purpose and as provided in this Section and to be bound by the terms hereof.

(g) In the event that any dispute shall arise with respect to the entitlement of either party to the Deposit and/or the Guaranty, Escrow Agent shall have the right at any time to commence an action in interpleader and to deposit and/or the Guaranty with the clerk of a court of appropriate jurisdiction in the State of New York. Upon the commencement of such action and the making of such deposit, Escrow Agent shall be released and discharged from any and all further obligations and responsibilities hereunder.

(h) Escrow Agent shall not incur any liability by reasons of any action or non-action taken by it in accordance with this Section or pursuant to the judgment or order of a court of competent jurisdiction. Escrow Agent shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrow Agent purporting to be signed by any party hereto, and upon the truth of the contents thereof. Before making payment or delivery of any moneys or documents held by Escrow Agent pursuant thereto, Escrow Agent shall have the right to require delivery to it of an executed and acknowledged receipt for the subject matter of the delivery to be made by it. In the event of any dispute between the parties as to whether either party is in default hereunder or as to any other material fact, Escrow Agent shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrow Agent is required by an order or judgment of a court of competent jurisdiction.

(i) At Closing, the Downpayment shall be paid to Seller. If for any reason the Closing shall not have occurred and either party shall have made a written demand upon Escrow Agent for payment of the Downpayment or release of the Guaranty, Escrow Agent shall given written notice to the other party of such demand. If Escrow Agent shall not have received a written objection from the other party to the proposed payment or Guaranty release within seven (7) business days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such seven (7) business day period, shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by (i) written notice from the objecting party withdrawing its objection, or (ii) joint written instructions from the parties to this Contract, or (iii) a judgment to order of a court;

(j) Seller and Purchaser jointly and severally agree to indemnify and save the Escrow Agent harmless from all loss, liability, costs and expenses (including attorneys’ fees and disbursements paid to retained attorneys or representing the fair value of legal services rendered by the Escrow Agent and disbursements incurred in connection therewith) incurred by the Escrow Agent in connection with acting as the Escrow Agent hereunder. Purchaser acknowledges that the Escrow Agent may act as attorney for Seller if any such dispute should arise between the parties hereto concerning the Deposit or for any other reason in connection with this Contract.

30. Transfer of Title.

(a) The deed to the Premises (the “Deed”) shall be the usual Bargain and Sale Deed without Covenants in statutory short form for recording and shall be duly executed and acknowledged so as to convey to Purchaser the title to the Premises, free of all encumbrances, except as set forth in Schedule B, and shall contain the covenant required by subdivision 5 of Section 13 of the Lien Law.

(b) At the Closing, Seller shall deliver a certified or bank check to the order of the recording officer of the county in which the Deed is to be recorded for the amount of the documentary stamps to be affixed to the Deed in accordance with Article 31 of the Tax Law, and a certified or bank check to the order of the New York City Department of Taxation and Finance, or the Title Company, for the transfer taxes imposed by the City of New York, and a certified or bank check to the order of the appropriate officer for any other tax payable by reason of the delivery of the Deed, and a return or returns in respect of the Deed, if any be required, duly signed and sworn to by Purchaser. Seller agrees to sign (and swear to, if appropriate) such returns.

31. Liquidated Damages and Guaranty.

If Purchaser shall default in the performance of its obligations under this Contract to and purchase the Premises, the remedy of Seller shall be to receive as liquidated damage amount equal to the sum of $10,000,000.00 (“Liquidated Damage Sum”, consisting of the Initial Deposit and the Further Deposit and the Guaranteed Sum as defined herein). To cause payment of the Liquidated Damage Sum, the Seller may retain the Initial Deposit and the Further Deposit, and to either be paid by the Purchaser the differential between the aforesaid deposits and the Liquidated Damage Sum including the right to collect the Guaranteed Sum against the Guarantors, as described below, for the amount not to exceed $5,800,000.00. Once the Liquidated Damage Sum has been collected and paid to Seller, this Contract shall then be null and void, and the parties hereto shall have no further rights, obligations or liabilities hereunder. As a material inducement for Seller to enter into this Agreement and to ensure that the Guaranteed Sum is paid, if the same is due to Seller, Hymie Mamiye, Charles Mamiye, Jack Forgash, Morris Cohen, jointly and severally (“Guarantors”) personally guarantee payment of an amount equal to $5,800,000.00 (“Guaranteed Sum”). The Seller shall only be entitled to be paid the Guaranteed Sum by Guarantors if the Initial Deposit and the Further Deposit become due and owing to Seller as a result of Purchaser’s default. Simultaneously herewith, Guarantors shall enter into the form of Guarantee attached hereto as Exhibit 3. The Guarantee provided for herein does not in any way obviate the Purchaser from its obligations under the Contract to pay the Initial Deposit and Further Deposit in case of default by Purchaser hereunder. As provided herein, the Guaranty will terminate and be deemed of no further force and effect at the Closing or as a result of a default by Seller.

32. Sellers Closing Obligations.

At the Closing, Seller shall deliver the following to Purchaser:

(a) A statutory form of bargain and sale deed with covenant against grantor’s acts, containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey the title required by this contract and a general bill of sale for the personal property conveying, as more particularly set forth therein to Purchaser, all of Seller’s right, title and interest in and to the personal property (“Personal Property”).

(b) All Leases initialed by Purchaser.

(c) An unpaid schedule of all security deposits and a check or credit to Purchaser in the amount of any cash security deposits, including any interest thereon, held by Seller on the Closing Date or, if held by an Institutional Lender, an assignment to Purchaser and written instructions to the holder of such deposits to transfer the same to Purchaser, and appropriate instruments of transfer or assignment as set forth in Schedule C with respect to any security deposits which are other than cash.

(d) A schedule updating the rent Schedule and setting forth all arrears in rents and all prepayments of rents.

(e) All Service Contracts initialed by Purchaser and all others in Seller’s possession which are in effect on the Closing Date and which may not be terminated by their terms and which Purchaser has elected to accept which are to be assignable by Seller to Purchaser.

(f) An assignment to Purchaser, without recourse or warranty, of all of the interest of Seller in those Service Contracts, insurance policies, certificates, permits and other documents to be delivered to Purchaser at the Closing which are then in effect and are to be assigned by Seller to Purchaser.

(g) To the extent they are then in Seller’s possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

(h) Such affidavits as Purchaser’s title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name.

(i) Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes (including the New York City and New York City Transfer taxes) and copies of any required tax returns therefor executed by Seller, which checks shall be certified or official bank checks if required by the taxing authority, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, and

(j) A certification of non-foreign status, in form required by the Internal Revenue Service, signed under penalty of perjury. Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request.

(k) To the extent they are then in Seller’s possession, copies of and payroll records. Seller shall make all other Building and tenant files and records available to Purchaser for copying, which obligation shall survive the Closing.

(l) An original letter, executed by Seller or by its agent, with respect to each tenancy, advising the respective tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

(m) If Seller is a corporation and if required by Section 909 of the Business Corporation Law, a resolution of Seller’s board of directors authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law. The deed referred to in 27(a) shall also contain a recital sufficient to establish compliance with such law.

(n) Possession of the Premises in the condition required by this contract, subject to the Leases and Tenancies, and keys therefor.

(o) A blanket assignment, without recourse or representation, of all Seller’s right, title and interest, if any, to all contractors’, suppliers’, materialmen’s and builders’ guarantees and warranties of workmanship and/or materials in force and effect with respect to the Premises on the Closing Date and a true and complete copy of each thereof.

(p) A certificate as set forth in Exhibit 6, confirming that the warranties and representations of Seller that are set forth in this Contract are true and complete as of the Closing Date.

(q) All plans, floor plans, architectural drawings, engineering plans and studies and studies that relate to the land and the Premises and as built plans for tenant’s improvements.

(r) Any other documents required by this Contract to be delivered by Seller.

(s) If able to be obtained using commercially reasonable efforts, an estoppel certificate from the Developer under the zoning declaration in the form provided in the declaration of zoning easement agreement dated June 30, 2000, as amended and assigned (“ZELDA”), or, if such estoppel cannot be obtained, an estoppel from Seller with respect to the matters contained in paragraph 24f of the ZELDA.

(t) An estoppel from Seller with respect to the ZELDA in the form provided in the ZELDA documents.

33. Purchaser’s Closing Obligations.

At the Closing, Purchaser shall:

(a) Deliver to Seller checks or wire transfer of immediately available federal funds to Seller, in payment of the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 6, plus the amount of any Security Deposits, if any, assigned herein.

(b) Deliver to Seller an agreement with respect to tenants’ Security Deposits as set forth in Schedule C.

(c) Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

(d) Deliver to Seller an agreement assuming all of Seller’s (or Landlord’s) obligations under the Leases from and after the Closing Date and indemnifying and agreeing to defend Seller against any claims made by tenants with respect to any failure to perform such obligations.

(e) Deliver to Seller a certificate confirming that the warranties and representations of Purchaser set forth in this contract are true and complete as of the Closing Date.

(f) Pay any sales tax due on the transfer of the Personal Property.

(g) Deliver any other documents required by this Contract to be delivered by Purchaser.

34. Further Assurances.

The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Contract), and which may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Contract. The provisions of this Section shall survive the Closing.

35. FIRPTA.

Seller acknowledges that it is not a foreign person, as that term is defined for purposes of the Foreign Investment in Real Property Tax Act, Internal Revenue Code, Section 1445, as amended, and the regulations promulgated thereunder (collectively “FIRPTA”). At the Closing, Seller shall deliver an affidavit to Purchaser, in a form complying with the provisions of FIRPTA, stating that Seller is not a foreign person for purposes of FIRPTA.

36. Confidentiality.

Seller and Purchaser each agrees until the end of the Due Diligence Period to keep the execution and delivery of this Contract confidential; disclosing neither its existence nor its terms to any person other than the respective executive officers and members of Purchaser, and Seller, and the respective attorneys of Seller and Purchaser. Purchaser further agrees that any information about the Premises which it obtains during the Due Diligence Period shall remain confidential and shall not be disclosed to any third party unless required by a court of competent jurisdiction. All confidential information about the Premises shall remain the property of Seller, and Purchaser shall have no proprietary or other interest in such information unless it shall acquire title to the Premises pursuant to the terms hereof. Purchaser agrees to hold all such information in trust and agrees to return, and not retain, any copies of confidential information upon request of Seller. Neither Seller nor Purchaser shall respond to any press inquiry nor make any press release without the prior written consent of the other. The foregoing shall not restrict or prohibit Seller from disclosing any information or filing any documents as required by any law, rule, regulation or governmental agency, including, without limitation, the Securities and Exchange Commission or disclosing such documents to its attorneys, advisers, brokers or mortgage lenders.

37. Union Agreements.

The Seller warrants and represents that it is not a signatory to any union agreements. Notwithstanding the foregoing, Seller and Purchaser acknowledge that §22-505 of the Administrative Code of the City of New York (the “Building Service Employee Protection Law”) establishes certain requirements concerning the job security of building service employees that apply upon the transfer of a building service contract including the transfer of a building contract in connection with the sale of certain residential buildings and certain commercial, institutional, or retail buildings. Seller shall ensure compliance with the notice obligations set forth in §22-505(b)(1)-(4) (the “Law”) of the Building Service Employee Protection Law, and Purchaser shall ensure compliance with the substantive obligations of the Building Service Employee Protection Law. Purchaser warrants and represents that it has certain requirements as to the building employees in accordance with the law and shall be responsible to comply. If the provisions of the law are complied with, then Purchaser shall indemnify and hold Seller harmless for any claims, costs or damages (including reasonable attorneys’ fees) incurred by because of Purchaser’s failure to comply with its obligations under the Building Service Employee Protection Law.

38. Certificate of Occupancy.

Purchaser acknowledges that the Building was constructed prior to the date Certificates of Occupancy (“CO”) were issued. However, because of a use change on the ground floor, pursuant to the City of New York Building Code, there is now a necessity for a CO for the retail space which is currently being operated with a temporary CO. Seller will deliver the Premises at Closing with a valid temporary CO and shall use reasonable efforts to provide a permanent Certificate of Occupancy. Purchaser acknowledges that the status of the CO is not in control of Seller.

39. Miscellaneous.

(a) This Contract and the Schedules and Exhibits annexed hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and all understanding and agreements heretofore or simultaneously had between the parties hereto are merged in and are contained in this Contract and the Schedules and Exhibits.

(b) No provision of this Contract may be waived, changed, modified or discharged orally, except by an agreement in writing signed by the party against who any waiver, change, modification or discharge is sought.

(c) The captions or article titles contained in this Contract and the Index, if any, are for convenience and reference only and shall not be deemed a part of this context of this Contract.

(d) This Contract shall be governed by and construed in accordance with the laws of the State of New York.

(e) The terms “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Contract as a whole, and not to any particular article or provisions, unless expressly so stated.

(f) The Schedules and Exhibits annexed hereto are hereby incorporated and made a part of this Agreement.

(g) All words or terms used in this Contract, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

(h) This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, if any, but nothing contained herein shall be deemed a waiver of the provisions of Section 24 hereof. None of the provisions of this Contract are intended to be, nor shall they be construed to be, for the benefit of any third party.

(i) This Contract may not be recorded by Purchaser without the prior written consent of Seller, which may be withheld for any or no reason. If Purchaser breaches the provisions of this Paragraph, it will be deemed a default under the terms and conditions of this Contract. The filing of any action for specific performance by the Purchaser against the Seller is not deemed a violation of this paragraph.

IN WITNESS WHEREOF, the parties hereto have duly executed this Contract the day and year first above written.

SELLER:

TOMMY HILFIGER 485 FIFTH, INC.

/s/ Steven R. Gursky
By:
Its:	Secretary

PURCHASER:

PARK & 5TH PROPERTY LLC

/s/ Hyman Mamiye
By:	Hyman Mamiye
Its:	Mgr

ESCROW AGENT:

GURSKY & PARTNERS, LLP

/s/ Steven R. Gursky
By:	Steven R. Gursky